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                                                               EXHIBIT 6




                            STOCK PURCHASE AGREEMENT


     THIS AGREEMENT is made the 26th day of January, 1996

     BETWEEN

     (1)  PH PROPERTY DEVELOPMENT COMPANY, a Delaware corporation
     ("Seller"); and

     (2)  ROBERT J. SUAREZ ("Purchaser")

     WHEREAS

     (A) On June 5, 1995, Seller became the beneficial owner of 223,210 shares (collectively, the "Sale Shares") of common stock, par value $0.01 per share, of International American Homes, Inc. (the "Company").

     (B) Seller wishes to sell and the Purchaser wishes to purchase the Sale Shares on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, IT IS HEREBY agreed as follows:

     (1)  Sale and Purchase of Shares
          ---------------------------
          Subject to the terms and conditions of this Agreement, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller, the Sale Shares free from any lien, option, charge and encumbrance, right of preemption or any other third party right and together with all benefits and rights attached thereto.

     (2)  Purchase Price
          --------------
          The total consideration for the sale of all of the Sale Shares (the "Purchase Price") shall be Two Hundred Twenty-Three Thousand Two Hundred and Ten Dollars ($223,210) payable in cash at the Closing.

     (3)  Closing
          -------
          Subject to the satisfaction of each of the conditions set forth in Section 4, the closing of the sale and purchase of the Sale Shares hereunder (the "Closing") shall take place at the
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     offices of the Seller at 101 Wood Avenue South, Iselin, New Jersey
     08830 (or at such other place as the parties may agree in writing) at 11:00 a.m., Eastern Standard Time, on January 26th, 1996 (the "Closing Date").

     (4)  Conditions of Closing
          ---------------------
          The obligations of Seller to sell, and Purchaser to purchase, all of the Sale Shares is subject to the condition that there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction barring the consummation of the sale and purchase of the Sale Shares pursuant to this Agreement.

     (5)  Deliveries at Closing
          ---------------------
          At the Closing, the parties shall make the following deliveries and take the following actions:

          (a) Seller shall deliver to Purchaser share certificates representing the Sale Shares, accompanied by stock powers or other appropriate transfer forms duly endorsed by the registered owner thereof, together with a duly executed Assignment of Claim in the amount of $1,800,000 relating to the Chapter 11 proceedings of the Company; and

          (b) Purchaser shall transfer to Seller (to such account as shall be designated by Seller) the Purchase Price in immediately available funds.

     (6)  Representations and Warranties of Seller
          ----------------------------------------
          6.1  Representations and Warranties of Seller; Seller hereby
               ----------------------------------------
     represents and warrants to Purchaser as follows:

          (a) Seller is duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and perform its obligations thereunder. The execution, delivery and performance by Seller of this Agreement has been duly authorized by all necessary corporate action on behalf of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (b) Seller is the owner of the Sale Shares free and clear of all liens, options, charge, encumbrances, rights of preemption or any other third party right.
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          6.2  Representations and Warranties of Purchaser; Purchaser
               -------------------------------------------
     hereby represents and warrants to Seller as follows:

          (a) Purchaser has all necessary power and authority to enter into this Agreement and perform his obligations thereunder. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on behalf of the Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (b) Purchaser is purchasing the Sale Shares for investment purposes. Purchaser will not offer, sell or otherwise transfer the Sale Shares except in compliance with, pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and/or any other applicable securities law.

     (7)  Further Agreement of the Parties
          --------------------------------
          Any and all transfer taxes, stamp duties and similar charges relating to the purchase and sale of the Sale Shares shall be paid by Purchaser.

     (8)  Governing Law; Counterparts
          ---------------------------
          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and may be executed in more than one counterpart and by different parties of each counterpart, and all such counterparts when executed form one and the same agreement.

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be signed and delivered by their respective officers, thereunto duly authorized, all as of the date first written above.

     PH PROPERTY DEVELOPMENT COMPANY         PURCHASER:


     By:/s/ Richard A. Buccarelli        /s/ Robert J. Suarez
        -------------------------        --------------------
       RICHARD A. BUCCARELLI                 ROBERT J. SUAREZ
        PRESIDENT


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